UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 6, 2024
Commission File Number 1-13610
CREATIVE MEDIA & COMMUNITY TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
5956 Sherry Lane, Suite 700, Dallas, TX 75225	(972) 349-3200
(Address of Principal Executive Offices)	(Registrant's telephone number)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CMCT	Nasdaq Global Market
Common Stock, $0.001 Par Value	CMCT	Tel Aviv Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 6, 2024 (the “Origination Date”) Deutsche Bank AG, New York Branch (the “Lender”) originated a first lien mortgage loan of up to $92.2 million (the “Mortgage Loan”) to CIM/J Street Hotel Sacramento Owner, LLC, CIM/J Street Hotel Sacramento ML, LLC and CIM/J Street Garage Sacramento Owner, LLC (collectively, the “Borrowers”) (the “Loan Agreement”), each of which is a subsidiary of Creative Media & Community Trust Corporation (the “Company”). The Mortgage Loan is secured by, among other things, first priority deeds of trust, security agreements or other similar security instruments on the Borrowers’ fee simple and leasehold interests in the Sheraton Grand Sacramento, a 505-room full-service hotel located in downtown Sacramento, California (the “Hotel Property”), and a 5-story parking garage across-the-street from the Hotel Property (the “Garage Property”, and collectively with the Hotel Property, the “Properties”).
The Mortgage Loan consists of (a) a $84.3 million closing day advance that was used by the Company to paydown existing debt in the amount of $71.9 million under the Company’s Amended and Restated Credit Agreement, dated as of December 16, 2022 by and among the borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Facility”), fund renovations at the Hotel Property and pay certain of the fees and expenses incurred in connection with the entry of the Loan Agreement, and (b) a future advance component of up to $7.9 million to partially fund future renovations at the Hotel Property (the “Renovation”). In connection with entry into the Loan Agreement, the Properties were released as collateral for the Facility and the Borrowers were released from their obligations under the Facility.
The Mortgage Loan is a floating-rate, interest-only, non-recourse loan with a two-year initial term ending in December 2026, with three one-year extension options, subject to satisfaction of certain conditions, including a debt yield test. The Mortgage Loan has an interest rate of one-month Term SOFR plus 4.35%.
The Mortgage Loan may be prepaid in whole, or in part, as provided in the Loan Agreement, at any time provided that the conditions set forth in the mortgage loan documents are satisfied, including the payment of a yield maintenance premium for any prepayments prior to March 1, 2026.
In connection with the Loan Agreement, the Company (as the guarantor) delivered a customary non-recourse carveout guaranty to the Lender, under which the Company agreed to indemnify the Lender with respect to certain “non-recourse carveout events” to be fully liable for the Loan in certain circumstances (e.g., the voluntary bankruptcy of the Borrowers), and the circumstances under which the Mortgage Loan will be fully recourse to the Borrowers, and a customary environmental indemnity agreement, pursuant to which the Borrowers and the Company agreed to protect, defend, indemnify, release and hold harmless the Lender from and against certain environmental liabilities relating to the Properties. The Company (as the guarantor) also delivered a completion guaranty, under which the Company agreed to irrevocably and unconditionally guarantee to Lender that Borrowers will complete certain scheduled renovations at the Hotel Property, and a deferred equity guarantee, pursuant to which the Company agreed to be liable for Borrower’s obligations under the Loan, subject to a cap of $12,541,846 (the expected cost of the Renovations after deducting amounts expected to be funded with Mortgage Loan proceeds), which cap is reduced dollar for dollar as funds (other than Mortgage Loan proceeds) are spent on the Renovations, and which deferred equity guaranty is deemed satisfied in full when the Renovations have been completed (the guaranty and indemnity documents described above are referred to collectively as the “Guaranties”). The Guaranties require the Company to maintain a net worth of no less than $75 million and liquid assets of no less than $5 million, in each case, exclusive of the values of the collateral for the Mortgage Loan.
The Loan Agreement and the Guaranties contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of these types.
The foregoing summary of the Loan Agreement and the Guaranties does not purport to be a complete description and is qualified in its entirety by the full text of the Loan Agreement and the Guaranties, which are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
10.1*	Loan Agreement, dates as of December 6, 2024, by and among the Borrowers and the Lender.
10.2*	Guaranty of Non-Recourse Exceptions, dated as of December 6, 2024, by the Company for the benefit of the Lender.
10.3*	Environmental Indemnity Agreement, dated as of December 6, 2024, by the Borrowers and the Company for the benefit of the Lender.
10.4*	Completion Guaranty, dated as of December 6, 2024, by the Company for the benefit of the Lender.
10.5*	Guaranty of Payment, dated as of December 6, 2024, by the Company for the benefit of the Lender.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*Filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CREATIVE MEDIA & COMMUNITY TRUST CORPORATION
Dated: December 10, 2024	By:	/s/ Barry N. Berlin Barry N. Berlin Chief Financial Officer